Exhibit 10.41

AMENDMENT 3 TO TERM LOAN AGREEMENT

THIS AMENDMENT 3 TO TERM LOAN AGREEMENT, dated as of March 2, 2020 (this “Amendment”) is made among Avinger, Inc., a Delaware corporation (“Borrower”), and the Lenders listed on the signature pages hereof under the heading “LENDERS” (each a “Lender” and, collectively, the “Lenders”).

RECITALS

WHEREAS, the Borrower, the Subsidiary Guarantors from time to time party thereto, the lenders from time to time party thereto (each a “Lender” and, collectively, the “Lenders”) are parties to a Term Loan Agreement, dated as of September 22, 2015, as amended by Amendment 1 to Term Loan Agreement, dated as of October 28, 2016, as further amended by Amendment No. 2 to Term Loan Agreement, dated as of February 14, 2018, and as modified by the Waiver and Consent, dated as of December 14, 2017, the Waiver and Consent, dated as of January 24, 2018 , the Waiver and Consent, dated as of April 5, 2019, and the Waiver and Consent, dated as of July 24, 2019 (as amended, restated, modified or otherwise supplemented from time to time, the “Loan Agreement”).

WHEREAS, the parties hereto desire to amend the Term Loan Agreement on the terms and subject to the conditions set forth herein.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained herein, the parties hereto agree as follows:

SECTION 1.     Definitions; Interpretation.

(a)     Terms Defined in Loan Agreement. All capitalized terms used in this Amendment (including in the recitals hereof) and not otherwise defined herein shall have the meanings assigned to them in the Loan Agreement.

(b)     Interpretation. The rules of interpretation set forth in Section 1.03 of the Loan Agreement shall be applicable to this Amendment and are incorporated herein by this reference.

SECTION 2.     Amendments to Loan Agreement. Subject to Section 3, the Loan Agreement is hereby amended as follows:

(a)     The following definitions are hereby added to Section 1.01 of the Loan Agreement in appropriate alphabetical order:

“acceleration” and “Acceleration” have the meanings set forth in Section 11.02.

“Acceleration Premium” has the meaning set forth in Section 11.02(c).

“Back-End Facility Fee” means the fee payable pursuant to Section 2 of the Fee Letter.

(b)     The following definitions in Section 1.01 of the Loan Agreement are hereby amended and restated in their entirety:

“Prepayment Premium” means, if the prepayment occurs:

(A) on or prior to the fourteenth (14th) Payment Date, the Prepayment Premium shall be an amount equal to 5.00% of the aggregate outstanding principal amount of the Loans being prepaid on such Redemption Date;

(B) after the fourteenth (14th) Payment Date and on or prior to the eighteenth (18th) Payment Date, the Prepayment Premium shall be an amount equal to 4.00% of the aggregate outstanding principal amount of the Loans being prepaid on such Redemption Date;

(C) after the eighteenth (18th) Payment Date and on or prior to the twenty-second (22nd) Payment Date, the Prepayment Premium shall be an amount equal to 3.00% of the aggregate outstanding principal amount of the Loans being prepaid on such Redemption Date;

(D) after the twenty-second (22nd) Payment Date and on or prior to the twenty-sixth (26th) Payment Date, the Prepayment Premium shall be an amount equal to 2.00% of the aggregate outstanding principal amount of the Loans being prepaid on such Redemption Date;

(E) after the twenty-sixth (26th) Payment Date and on or prior to the thirtieth (30th) Payment Date, the Prepayment Premium shall be an amount equal to 1.00% of the aggregate outstanding principal amount of the Loans being prepaid on such Redemption Date;

(F) after the thirtieth (30th) Payment Date, the Prepayment Premium shall be an amount equal to 0.00% of the aggregate outstanding principal amount of the Loans being prepaid on such Redemption Date;

provided that, to determine the aggregate outstanding principal amount of the Loans, and how many Payment Dates have occurred, as of any Redemption Date for purposes of this definition:

(i) if, as of such Redemption Date, Borrower shall have made only one Borrowing, the number of Payment Dates shall be deemed to be the number of Payment Dates that shall have occurred following the first Borrowing Date; and

(ii) if, as of such Redemption Date, Borrower shall have made more than one Borrowing, then the Prepayment Premium shall equal the sum of multiple Prepayment Premiums calculated with respect to the Loans of each Borrowing, each of which Prepayment Premiums shall be calculated based on solely the aggregate outstanding principal amount of the Loans borrowed in such Borrowing (and PIK Loans subsequently borrowed in respect of interest payments thereon), as though the applicable number of Payment Dates equals the number of Payment Dates that shall have occurred following the applicable Borrowing Date. In the case of any partial prepayment, the amount of such prepayment shall be allocated to Loans made in the various Borrowings (and PIK Loans in respect thereof) in the order in which such Borrowings were made.

The Prepayment Premium payable upon any prepayment shall be in addition to any payments required pursuant to the Fee Letter.

“Redemption Date” means, as the context may require, (i) the Payment Date on which an optional prepayment is made pursuant to Section 3.03(a), (ii) the date of an Asset Sale or Change of Control in connection with which a prepayment pursuant to Section 3.03(b), (iii) the date mandated by a Requirement of Law as described in Section 5.02(b) and (iv) in the event that Loans become due and payable prior to the Stated Maturity Date for any reason not related to the foregoing clauses (i) through (iii) (other than by reason of the Loans becoming due and payable pursuant to an Acceleration), the date on which a prepayment is due.

“Redemption Price” means an amount equal to the aggregate principal amount of the Loans being prepaid plus the Prepayment Premium plus any accrued but unpaid interest and any fees then due and owing (including the Back-End Facility Fee).

(c)     The following Section 1.05 is hereby added to the Loan Agreement immediately following Section 1.04 of the Loan Agreement:

1.05     Divisions. For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its Equity Interests at such time.

(d)     The first sentence of Section 3.02(d) of the Loan Agreement shall be amended to add a proviso at the end thereof as follows:

“provided that, for the Payment Dates commencing with the eleventh (11th) Payment Date following the Closing Date and continuing through and including the twenty-fourth (24th) Payment Date following the Closing Date, Borrower may elect to pay such interest on the outstanding principal amount of the Loans entirely in the form of PIK Loans provided further that no Default shall have occurred and be continuing as of each such Payment Date.”

(e)     The following Section 3.02(e) is hereby added to the Loan Agreement immediately following Section 3.02(d) of the Loan Agreement:

(e)     Redemption Price. For the avoidance of doubt, in the event any Loans shall become due and payable for any reason, interest pursuant to Sections 3.02(a) and (b) shall accrue on the Redemption Price for such Loans from and after the date such Redemption Price is due and payable until paid in full.

(f)     Section 3.03(a) of the Loan Agreement is hereby amended and restated in its entirety as follows:

(a)     Optional Prepayments. Upon prior written notice to Administrative Agent delivered pursuant to Section 4.03, Borrower shall have the right to optionally prepay in whole or in part the outstanding principal amount of the Loans on any Business Day for the Redemption Price. No partial prepayment shall be made under this Section 3.03(a) in connection with any event described in Section 3.03(b).

(g)     Section 10.02 of the Loan Agreement shall be amended and restated to amend and restate clauses (f) through (h) in their entirety as follows:

“(f)      during the twelve month period beginning on January 1, 2020, and every calendar year thereafter, of at least $10,000,000;

(g)      during the twelve month period beginning on January 1, 2021, of at least $12,000,000; and

(h)      during the twelve month period beginning on January 1, 2022, of at least $15,000,000.”

(h)     Section 11.02 of the Loan Agreement is hereby amended and restated in its entirety as follows:

11.02     Remedies.

(a)     Upon the occurrence of any Event of Default, then, and in every such event (other than an Event of Default described in Section 11.01(i), (j) or (k)), and at any time thereafter during the continuance of such event, the Majority Lenders may, by notice to Borrowers, take either or both of the following actions, at the same or different times: (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, and (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable) (an “acceleration”), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other Obligations shall become due and payable immediately and the Obligors shall immediately pay all Obligations, including the Back-End Facility Fee and an Acceleration Premium as calculated below, all without presentment, demand, protest or other notice of any kind, all of which are hereby waived by each Obligor.

(b)     Upon the occurrence of any Event of Default described in Section 11.01(i), (j) or (k), the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other Obligations, shall automatically become due and payable immediately (an “acceleration” and, together with any acceleration defined in Section 11.02(a), each, an “Acceleration”) and the Obligors shall immediately pay all Obligations, including the Back-End Facility Fee and an Acceleration Premium as calculated below, all without presentment, demand, protest or other notice of any kind, all of which are hereby waived by each Obligor.

(c)     Acceleration Premium Calculation. The applicable “Acceleration Premium” shall be an amount calculated as follows:

(i)     If the date of Acceleration occurs:

(A)     on or prior to the fourteenth (14th) Payment Date, the Acceleration Premium shall be an amount equal to 5.00% of the aggregate outstanding principal amount of the Loans subject to the Acceleration;

(B)     after the fourteenth (14th) Payment Date and on or prior to the eighteenth (18th) Payment Date, the Acceleration Premium shall be an amount equal to 4.00% of the aggregate outstanding principal amount of the Loans subject to the Acceleration;

(C)     after the eighteenth (18th) Payment Date and on or prior to the twenty-second (22nd) Payment Date, the Acceleration Premium shall be an amount equal to 3.00% of the aggregate outstanding principal amount of the Loans subject to the Acceleration;

(D)     after the twenty-second (22nd) Payment Date and on or prior to the twenty-sixth (26th) Payment Date, the Acceleration Premium shall be an amount equal to 2.00% of the aggregate outstanding principal amount of the Loans subject to the Acceleration;

(E)     after the twenty-sixth (26th) Payment Date and on or prior to the thirtieth (30th) Payment Date, the Acceleration Premium shall be an amount equal to 1.00% of the aggregate outstanding principal amount of the Loans subject to the Acceleration; and

(F)     after the thirtieth (30th) Payment Date, the Acceleration Premium shall be an amount equal to 0.00% of the aggregate principal amount of the Loans subject to the Acceleration.

(ii)     To determine the aggregate outstanding principal amount of the Loans subject to the Acceleration, and how many Payment Dates have occurred, as of any date of Acceleration, for purposes of this Section 11.02(c):

(A)     if, as of such date of Acceleration, Borrowers shall have made only one Borrowing, the number of Payment Dates shall be deemed to be the number of Payment Dates that shall have occurred following the first Borrowing Date; and

(B)     if, as of such date of Acceleration, Borrowers shall have made more than one Borrowing, then the Acceleration Premium shall equal the sum of multiple Acceleration Premiums calculated with respect to the Loans of each Borrowing, each of which Acceleration Premiums shall be calculated based on solely the aggregate outstanding principal amount of the Loans borrowed in such Borrowing (and PIK Loans subsequently borrowed in respect of interest payments thereon), as though the applicable number of Payment Dates equals the number of Payment Dates that shall have occurred following the applicable Borrowing Date. In the case that the Loans subject to Acceleration does not equal the full principal amount of Loans outstanding, the amount of such payment shall be allocated to Loans made in the various Borrowings (and PIK Loans in respect thereof) in the order in which such Borrowings were made.

(d)     (i) For the avoidance of doubt, the Acceleration Premium and the Back-End Facility Fee that are payable upon Acceleration of the Loans shall be due and payable at any time the Loans become due and payable prior to the Stated Maturity Date due to Acceleration pursuant to the terms of this Agreement (in which case it shall be due immediately, upon the giving of notice to Borrowers in accordance with Section 11.02(a), or automatically, in accordance with Section 11.02(b)), whether by operation of law or otherwise (including where bankruptcy filings or the exercise of any bankruptcy right or power, whether in any plan of reorganization or otherwise, ☒results or would result in a payment, discharge, modification or other treatment of the Loans or Loan Documents that would otherwise evade, avoid, or otherwise disappoint the expectations of Lenders in receiving the full benefit of their bargained-for Acceleration Premium and their bargained-for Back-End Facility Fee as provided herein and in the Fee Letter). The Obligors and Lenders acknowledge and agree that any Acceleration Premium and the Back-End Facility Fee due and payable in accordance with the Loan Documents shall not constitute unmatured interest, whether under section 502(b)(2) of the Bankruptcy Code or otherwise, but instead is reasonably calculated to ensure that the Lenders receive the benefit of their bargain under the terms of this Agreement, whether in a bankruptcy case or otherwise.

(ii)     Each Obligor acknowledges and agrees that, prior to executing this Agreement, it has had the opportunity to review, evaluate and negotiate the Acceleration Premium calculation and the Back-End Facility Fee with its advisors and acknowledges that the Acceleration Premium is a reasonable approximation of Lenders’ liquidated damages upon Acceleration and, accordingly, each Obligor will not contest or object to the reasonableness thereof. Each Obligor understands and acknowledges that Lenders have entered into this Agreement in reliance upon the Acceleration Premium and the Back-End Facility Fee. Each Obligor acknowledges and agrees that the Lenders shall be entitled to recover the full amount of the Obligations, including the Acceleration Premium and the Back-End Facility Fee in each and every circumstance in which such amount is due pursuant to or in connection with this Agreement and the Fee Letter, including in the case of any Obligor’s bankruptcy filing, so that the Lenders shall receive the benefit of their bargain hereunder and otherwise receive full recovery of the agreed-upon return under every possible circumstance, and each Borrower hereby waives any defense to payment, whether such defense may be based in public policy, ambiguity, or otherwise. Each Obligor further acknowledges and agrees, and waives any argument to the contrary, that payment of such amounts does not constitute a penalty or an otherwise unenforceable or invalid obligation. Any damages that the Lenders may suffer or incur resulting from or arising in connection with any breach by any Borrower shall constitute secured obligations owing to the Lenders.

(iii)     For the avoidance of doubt, in the event of any Acceleration, interest pursuant to Sections 3.02(a) and (b) shall accrue on all Obligations, including the Back-End Facility Fee and any Acceleration Premium, from and after the date such Obligations are due and payable until paid in full.

(e)     In the event of an Acceleration under this Section 11.02, no Prepayment Premium will be due and payable; provided that the Acceleration Premium will be due and payable as aforesaid.

(i)     The following Section 13.10 is hereby added to the Loan Agreement immediately following Section 13.09 of the Loan Agreement:

13.10     Redemption Price.

(a)     For the avoidance of doubt, the Prepayment Premium (as a component of the Redemption Price) and Back-End Facility Fee shall be due and payable whenever so stated in this Agreement (and the Fee Letter, as applicable), or by any applicable operation of law, regardless of the circumstances causing any related payment prior to the Stated Maturity Date (other than an Acceleration, in which case the Acceleration Premium instead shall be payable).

(b)     The Obligors and the Lenders acknowledge and agree that any Prepayment Premium due and payable in accordance with the Loan Documents shall not constitute unmatured interest, whether under section 502(b)(2) of the Bankruptcy Code or otherwise, but instead is reasonably calculated to ensure that the Lenders receive the benefit of their bargain under the terms of this Agreement.

(c)     Each Obligor acknowledges and agrees that, prior to executing this Agreement, it has had the opportunity to review, evaluate and negotiate the Prepayment Premium calculation with its advisors and acknowledges that the Prepayment Premium is a reasonable approximation of the Lenders’ liquidated damages upon repayment on any Redemption Date or other day on which payment is due or made prior to the Stated Maturity Date and, accordingly, each Obligor will not contest or object to the reasonableness thereof. Each Obligor understands and acknowledges that the Lenders have entered into this Agreement in reliance upon the Prepayment Premium. Each Obligor acknowledges and agrees that the Lenders shall be entitled to recover the full amount of the Obligations, including the Prepayment Premium in each and every circumstance in which such amount is due pursuant to or in connection with this Agreement, so that the Lenders shall receive the benefit of their bargain hereunder and otherwise receive full recovery of the agreed-upon return under every possible circumstance, and each Borrower hereby waives any defense to payment, whether such defense may be based in public policy, ambiguity, or otherwise. Each Obligor further acknowledges and agrees, and waives any argument to the contrary, that payment of such amounts does not constitute a penalty or an otherwise unenforceable or invalid obligation. Any damages that the Lenders may suffer or incur resulting from or arising in connection with any breach by any Borrower shall constitute secured obligations owing to the Lenders.

(j)     Annex B of Exhibit E of the Loan Agreement is hereby replaced in its entirety by Annex B to Compliance Certificate attached hereto.

SECTION 3.     Conditions of Effectiveness. The effectiveness of Section 2 shall be subject to the following conditions precedent:

(a)     Borrower and all of the Lenders shall have duly executed and delivered this Amendment pursuant to Section 12.04 of the Loan Agreement; provided, however, that this Amendment shall have no binding force or effect unless all conditions set forth in this Section 3 have been satisfied;

(b)     No Default or Event of Default under the Loan Agreement shall have occurred and be continuing; and

(c)     The Borrower shall have paid or reimbursed Lenders for Lenders’ reasonable out of pocket costs and expenses incurred in connection with this Amendment, including Lenders’ reasonable and documented out of pocket legal fees and costs, pursuant to Section 12.03(a)(i)(z) of the Loan Agreement.

SECTION 4.     Representations and Warranties; Reaffirmation.

(a)     The Borrower hereby represents and warrants to each Lender as follows:

(i)     The Borrower has full power, authority and legal right to make and perform this Amendment. This Amendment is within the Borrower’s corporate powers and has been duly authorized by all necessary corporate and, if required, by all necessary shareholder action. This Amendment has been duly executed and delivered by the Borrower and constitutes a legal, valid and binding obligation of the Borrower, enforceable against the Borrower in accordance with its terms, except as such enforceability may be limited by (a) bankruptcy, insolvency, reorganization, moratorium or similar laws of general applicability affecting the enforcement of creditors’ rights and (b) the application of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law). This Amendment (x) does not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority or any third party, except for such as have been obtained or made and are in full force and effect and the filing of a copy of this Amendment with the SEC following its effectiveness, (y) will not violate any applicable law or regulation or the charter, bylaws or other organizational documents of the Borrower and its Subsidiaries or any order of any Governmental Authority, other than any such violations that, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect, (z) will not violate or result in an event of default under any material indenture, agreement or other instrument binding upon the Borrower and its Subsidiaries or assets, or give rise to a right thereunder to require any payment to be made by any such Person.

(ii)     No Default has occurred or is continuing or will result after giving effect to this Amendment.

(iii)     The representations and warranties made by or with respect to the Borrower in Section 7 of the Loan Agreement are (A) in the case of representations qualified by “materiality,” “Material Adverse Effect” or similar language, true and correct in all respects and (B) in the case of all other representations and warranties, true and correct in all material respects (except that the representation regarding representations and warranties that refer to a specific earlier date are true and correct on the basis set forth above as of such earlier date), in each case taking into account any changes made to schedules updated in accordance with Section 7.21 of the Loan Agreement or attached hereto.

(iv)     There has been no Material Adverse Effect since the date of the Loan Agreement.

(b)     The Borrower hereby ratifies, confirms, reaffirms, and acknowledges its obligations under the Loan Documents to which it is a party and agrees that the Loan Documents remain in full force and effect, undiminished by this Amendment, except as expressly provided herein. By executing this Amendment, the Borrower acknowledges that it has read, consulted with its attorneys regarding, and understands, this Amendment.

SECTION 5.     Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.

(a)     Governing Law. This Amendment and the rights and obligations of the parties hereunder shall be governed by, and construed in accordance with, the law of the State of New York, without regard to principles of conflicts of laws that would result in the application of the laws of any other jurisdiction; provided that Section 5-1401 of the New York General Obligations Law shall apply.

(b)     Submission to Jurisdiction. The Borrower agrees that any suit, action or proceeding with respect to this Amendment or any other Loan Document to which it is a party or any judgment entered by any court in respect thereof may be brought initially in the federal or state courts in Houston, Texas or in the courts of its own corporate domicile and irrevocably submits to the non-exclusive jurisdiction of each such court for the purpose of any such suit, action, proceeding or judgment. This Section 5 is for the benefit of the Lenders only and, as a result, no Lender shall be prevented from taking proceedings in any other courts with jurisdiction. To the extent allowed by applicable Laws, the Lenders may take concurrent proceedings in any number of jurisdictions.

(c)     Waiver of Jury Trial. The Borrower and each Lender hereby irrevocably waives, to the fullest extent permitted by applicable law, any and all right to trial by jury in any suit, action or proceeding arising out of or relating to this Amendment, the other Loan Documents or the transactions contemplated hereby or thereby.

SECTION 6.     Miscellaneous.

(a)     No Waiver. Nothing contained herein shall be deemed to constitute a waiver of compliance with any term or condition contained in the Loan Agreement or any of the other Loan Documents or constitute a course of conduct or dealing among the parties. Except as expressly stated herein, the Lenders reserve all rights, privileges and remedies under the Loan Documents. Except as amended hereby, the Loan Agreement and other Loan Documents remain unmodified and in full force and effect. All references in the Loan Documents to the Loan Agreement shall be deemed to be references to the Loan Agreement as amended hereby.

(b)     Severability. In case any provision of or obligation under this Amendment shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

(c)     Headings. Headings and captions used in this Amendment (including the Exhibits, Schedules and Annexes hereto, if any) are included for convenience of reference only and shall not be given any substantive effect.

(d)     Integration. This Amendment constitutes a Loan Document and, together with the other Loan Documents, incorporates all negotiations of the parties hereto with respect to the subject matter hereof and is the final expression and agreement of the parties hereto with respect to the subject matter hereof.

(e)     Counterparts. This Amendment may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument and any of the parties hereto may execute this Amendment by signing any such counterpart.

(f)     Controlling Provisions. In the event of any inconsistencies between the provisions of this Amendment and the provisions of any other Loan Document, the provisions of this Amendment shall govern and prevail. Except as expressly modified by this Amendment, the Loan Documents shall not be modified and shall remain in full force and effect.

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IN WITNESS WHEREOF, the parties hereto have duly executed this Amendment, as of the date first above written.

BORROWER: AVINGER, INC.

By:	/s/ Mark Weinswig
Name: Mark Weinswig
Title: Chief Financial Officer

LENDERS:

Crg PARTNERS III L.P.

By Crg PARTNERS III GP L.P., its General Partner

By Crg PARTNERS III GP LLC, its General Partner

By /s/ Nathan Hukill__________________

Name: Nathan Hukill

Title: Authorized Signatory

Address for Notices:

1000 Main Street, Suite 2500

Houston, TX 77002

Attn:     General Counsel

Tel.:     713.209.7350

Fax:     713.209.7351

Email:     adorenbaum@crglp.com

Crg PARTNERS III – PARALLEL FUND “a” L.P.

By Crg PARTNERS III – PARALLEL FUND “A” GP L.P., its General Partner

By Crg PARTNERS III GP LLC, its General Partner

By /s/ Nathan Hukill__________________

Name: Nathan Hukill

Title: Authorized Signatory

Address for Notices:

1000 Main Street, Suite 2500

Houston, TX 77002

Attn:	General Counsel
Tel.:	713.209.7350
Fax:	713.209.7351
Email:	adorenbaum@crglp.com

Crg PARTNERS III – parallel fund “B” (cayman) L.P.

By Crg PARTNERS III (Cayman) GP L.P., its General Partner

By Crg PARTNERS III GP LLC, its General Partner

By /s/ Nathan Hukill__________________

Name: Nathan Hukill

Title: Authorized Signatory

WITNESS: /s/ Nicole Nesson

Name: Nicole Nesson

Address for Notices:

1000 Main Street, Suite 2500

Houston, TX 77002

Attn:	General Counsel
Tel.:	713.209.7350
Fax:	713.209.7351
Email:	adorenbaum@crglp.com

Crg PARTNERS III (cayman) LEV AIV L.P.

By Crg PARTNERS III (Cayman) GP L.P., its General Partner

By Crg PARTNERS III GP LLC, its General Partner

By /s/ Nathan Hukill__________________

Name: Nathan Hukill

Title: Authorized Signatory

WITNESS: /s/ Nicole Nesson

Name: Nicole Nesson

Address for Notices:

1000 Main Street, Suite 2500

Houston, TX 77002

Attn:	General Counsel
Tel.:	713.209.7350
Fax:	713.209.7351
Email:	adorenbaum@crglp.com

Annex [B] to Compliance Certificate

Calculations of Financial Covenant Compliance

I.	Section 10.01: Minimum Liquidity
A.

Amount of unencumbered (other than Liens securing the Obligations and Liens permitted pursuant to Section 9.02(c) and 9.02(j), provided that with respect to cash subject to a Permitted Priority Lien in connection with Permitted Priority Debt, there is no event of default under the documentation governing the Permitted Priority Debt) cash and Permitted Cash Equivalent Investments (which for greater certainty shall not include any undrawn credit lines), in each case, to the extent held in an account over which the Lenders (or the Control Agent on behalf of the Lenders) have (or has) a perfected security interest:

$__________
B.	$3,500,000	$3,500,000
	Is Line IA equal to or greater than Line IB?:	Yes: In compliance; No: Not in compliance
II.	Section 10.02(a)-(h): Minimum Revenue—Subsequent Periods
A.	Revenues during the twelve month period beginning on January 1, 2015	$__________
	[Is line II.A equal to or greater than $7,000,000?	Yes: In compliance; No: Not in compliance][1]
B.	Revenues during the twelve month period beginning on January 1, 2016	$__________
	[Is line II.B equal to or greater than $18,000,000?	Yes: In compliance; No: Not in compliance][2]
C.	Revenues during the twelve month period beginning on January 1, 2017	N/A
D.	Revenues during the twelve month period beginning on January 1, 2018	N/A
E.	Revenues during the twelve month period beginning on January 1, 2019	N/A
F.	Revenues during the twelve month period beginning on January 1, 2020
	[Is line II.E equal to or greater than $10,000,000?	Yes: In compliance; No: Not in compliance][3]
G.	Revenues during the twelve month period beginning on January 1, 2021
	[Is line II.E equal to or greater than $12,000,000?	Yes: In compliance; No: Not in compliance][4]
H.	Revenues during the twelve month period beginning on January 1, 2022
	[Is line II.E equal to or greater than $15,000,000?	Yes: In compliance; No: Not in compliance][5]

1 Include bracketed entry only on the Compliance Certificate to be delivered within 90 days of the end of 2015 pursuant to Section 8.01(b) of the Loan Agreement.

2 Include bracketed entry only on the Compliance Certificate to be delivered within 90 days of the end of 2016 pursuant to Section 8.01(b) of the Loan Agreement.

3 Include bracketed entry only on the Compliance Certificate to be delivered within 90 days of the end of 2020 pursuant to Section 8.01(b) of the Loan Agreement.

4 Include bracketed entry only on the Compliance Certificate to be delivered within 90 days of the end of 2021 pursuant to Section 8.01(b) of the Loan Agreement.

5 Include bracketed entry only on the Compliance Certificate to be delivered within 90 days of the end of 2022 pursuant to Section 8.01(b) of the Loan Agreement.